UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 26, 2005

BANCSHARES OF FLORIDA, INC.

(Exact name of registrant as specified in its charter)

Florida	333-74997	59-3535315

(State or other jurisdiction Of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

1185 Immokalee Road, Naples, Florida		34110

(address of principal executive offices)		(Zip Code)

Registrant’s telephone number: (239) 254-2100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	Results of Operation and Financial Condition

On April 27, 2005, Bancshares of Florida, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended March 31, 2005.   A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 3.02.	Unregistered Sales of Equity Securities.

On April 26, 2005, the Company completed its private placement transaction by selling to certain accredited investors an aggregate of  215,000 shares of its common stock at an offering price of $15.00 per share.  The offering price was a 5% discount to the $15.77 closing bid price of the common stock on the Nasdaq National Market on April 25, 2005.  The Company received net proceeds from the sale of these additional shares equal to approximately $3.06 million.  The Company sold a total of 915,000 share pursuant to this offering for net proceeds of approximately $13 million.

The additional shares of the Company’s common stock were issued in reliance upon exemptions from registration available under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, and are “restricted securities.”  Pursuant to a Registration Rights Agreement, dated April 26, 2005, by and among the Company and the investors (a form of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 15, 2005 and incorporated by reference herein), the Company has agreed to file a registration statement covering the resale of these shares by the investors.

Allen & Company LLC acted as the exclusive placement agent in connection with this equity financing and received compensation from the Company in the form of cash in an amount equal to 5% of the gross proceeds raised in the offering.

The Company’s press release, dated April 27, 2005, that references the sale of additional shares of common stock is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is being furnished with this Report:

99.1          Press Release (solely furnished and not filed for purposes of Item 9.01).

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCSHARES OF FLORIDA, INC.
(Registrant)
Date: April 27, 2005

/s/ DAVID G. WALLACE

David G. Wallace
Executive Vice President and Chief Financial Officer